Exhibit 10.9

[Houghton Mifflin Harcourt Letterhead]

222 Berkeley Street Boston, MA 02116 www.hmco.com

May 19, 2009

William Bayers

28 Lincoln St.

Belmont, MA 02478

Dear William:

I would like to extend my appreciation for your contributions to Houghton Mifflin Harcourt. Your recent performance and on-going contributions to Houghton Mifflin Harcourt Publishing Company will help ensure the long term success of the company.

To this end, I am pleased to offer you a retention bonus of $200,000 on the condition that you remain in active employment and in good standing through January 4th, 2010. This bonus will be payable to you on the next available payroll after January 14th, 2010.

No part of this bonus will be paid if you are terminated for cause or resign from your position on or before the dates above. Houghton Mifflin Harcourt shall have “cause” to terminate your employment only (i) if you have willfully engaged in conduct which is demonstrably and materially injurious to Houghton Mifflin Harcourt, monetarily or otherwise, (ii) after you have received written notice of a willful failure to adequately perform substantially all of your duties and you continue to fail to so perform, or (iii) if you have been convicted of, or pleaded nolo contendere to, a felony or crime of moral turpitude.

If your employment ends before January 4th, 2010 because of an organizational restructuring, facility closing, or reduction in force, the Company will consider you as having “stayed” the appropriate time to earn the retention bonus.

Since you are one of a select group of individuals we believe can deliver meaningful results for our business, I am sure you can appreciate that it would be disruptive if information about this arrangement were discussed with others. Accordingly, I trust you will not communicate such with anyone inside or outside Houghton Mifflin Harcourt, other than your immediate family.

On behalf of the senior management of Houghton Mifflin Harcourt I would like to thank you for your efforts and contributions to date. I wish you every success in achieving the goals we have agreed to for 2009 and beyond.

Please sign and return one copy of this letter to Human Resources.

Sincerely,	Agreed and accepted:

/s/ Michael Muldowney	/s/ William Bayers
Michael Muldowney	William Bayers
EVP Chief Financial Officer	EVP General Counsel

[Houghton Mifflin Harcourt Letterhead]

Bill Bayers

28 Lincoln St.

Belmont, MA 02478

May 14, 2009

Dear Bill,

This letter is to confirm the revised terms and conditions of your employment with Houghton Mifflin Harcourt, (the “Company”).

•	Your base salary has been amended to the rate of $400,000 annually effective January 1, 2009.

•

In the event that your employment is terminated by the Company for any reason other than for cause you shall be entitled to severance consideration of one year’s continued base salary at the rate in effect at the time of your departure. You would be required to execute a standard separation and release agreement to receive this benefit.

•	You will be granted prior service credit for your tenure at Harcourt for the purposes of eligibility under the Company’s post retiree medical plan.

All other terms and conditions of employment remain in full force and effect unless otherwise noted.

Kind regards,

/s/ Ciara Smyth

Ciara Smyth

EVP, Chief Human Resources Officer

Houghton Mifflin Harcourt

Cc:	Barry O’Callaghan
File

[Houghton Mifflin Harcourt Letterhead]

Anthony Lucki Chairman, President and Chief Executive Officer April 10, 2007 Bill Bayers 28 Lincoln St. Belmont, MA 02478	Houghton Mifflin Company 222 Berkeley Streets Boston, MA 02116 phone 617-351-5544 fax 617-351-1107 anthony_lucki@hmca.com www.hmco.com

Dear Bill,

It gives me great pleasure to present to you an offer to join Houghton Mifflin Company as Senior Vice President, General Counsel, reporting to me. This offer package summaries your compensation and benefits and contains important information regarding your status as an employee of Houghton Mifflin.

If the position is accepted the tentative start date would be April 30th, 2007. Your compensation will include your biweekly salary of $10,961.54 which is equivalent to an annual base salary of $285,000, subject to applicable payroll taxes and withholdings. Paydays are every other Thursday. You are also eligible to participate in the Houghton Mifflin Management Incentive Plan for 2007. Your bonus target will be 50% of your annual salary. Details of the plan will be sent under a separate cover.

In addition, you will receive a signing bonus of $50,000 payable to you within 30 days of your start date with the company. Receipt of the signing bonus is contingent upon your acceptance of the attached bonus agreement.

We will provide company paid parking at the 22 Berkeley Street location. You would be eligible for up to four weeks of vacation each year, under the terms of the Company Vacation Plan. However, as an executive of the Company, you do not “accrue” or “earn” vacation throughout the year and will not be paid for any vacation not taken. In addition, you will be eligible for company paid holidays, and occasional absence days per Houghton Mifflin’s time off policy. According to the terms of our current policy, your performance and salary will be reviewed in April 2008. If you enroll, health coverage will commence on your first day of work. In order to receive benefits coverage, you must complete the enrollment process (see attached benefits acknowledgement form).

In accordance with our Company policy of “At-Will” employment, nothing in this letter should be interpreted as creating an employment contract between you and the Company. Because your employment is an at-will employment relationship, either the Company or you may terminate the employment relationship at any time for any reason. However, additional terms of your separation are addressed in the attached severance document.

You agree that all materials and related information either developed by you in completing this assignment or disclosed to you by any person acting on behalf of Houghton Mifflin Company are proprietary materials and confidential information of Houghton Mifflin. Additionally, you agree not to disclose any such information or related information to any other parties, or to make any personal use thereof without prior written consent of Houghton Mifflin Company.

You further agree that during your tenure, you will abide by all Company employment policies and standards of conduct. Any material violation of the Company’s policies or standards of conduct may be grounds for your immediate termination without any further compensation from the Company.

I have enclosed a Document Information Sheet detailing the documents that will satisfy the requirements of the Federal immigration law. Please bring the documents necessary to comply with this law to Human Resources on your first day. I have also enclosed additional forms to be completed prior to your start date. Please return these forms along with the signed offer letter.

This letter sets forth the terms of your employment with us and supersedes any prior oral or written communications. A duplicate original of this offer letter is enclosed for your records. To accept employment, please sign and return a copy of this letter to me by Friday April 13, 2007. Your signature below indicates that you understand and agree to the terms set forth in this letter. If you do not return this letter to me by Friday March 13, 2007, this offer will expire. It can either be faxed to 617-351-1106 or mailed to my attention. Handwritten changes to this letter are not valid unless authorized and signed by me. If you have any questions, please call me directly at 617-351-5101.

Krystn Forcina, Regional Director of Human Resources will be in touch with you regarding the newhire and benefits information. We are very enthusiastic about you joining the Houghton Mifflin Company. We look forward to working with you and hope that our relationship proves to be a mutually rewarding one.

Cordially,	Agreed and accepted:

/s/ Anthony Lucki	/s/ Bill Bayers	4/12/07
Anthony Lucki	Bill Bayers	Date
Chairman, President and CEO	Signature
Houghton Mifflin Company

cc:	HR File

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment with Houghton Mifflin Harcourt Publishing Company (the “Company”), or my continued employment by the Company, and my receipt of the compensation and benefits that I shall receive from and after the date hereof, I acknowledge and agree to adhere to the terms of this Confidentiality and Intellectual Property Agreement (“Agreement”), which are described below:

1. I will not at any time during or after my employment with the Company utilize any “Confidential Information” for my own benefit or directly or indirectly disclose, or take any action that may result in the disclosure of, any “Confidential Information” to any third party or to any employee of the Company not also having access to such information. “Confidential Information” as used in this Agreement includes all trade secrets and confidential and proprietary information of the Company, including all (a) Financial Information, such as the Company’s earnings, assets, debts, prices, pricing structure, volume of purchases, business plans, sales or other financial data, services and operations; (b) Marketing Information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, test market information or results of marketing efforts or information about impending transactions; (c) Personnel Information, such as employee’s personally identifiable information, medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information; (d) Customer Information, such as any compilation of past, existing or prospective customer’s names, addresses or backgrounds, records of purchases and prices, proposals or agreements between customers and the Company, status of customer’s accounts or credit or related information about actual or prospective customers; (e) Product Information, such as product designs, patterns, devices, plans for new products, line extensions, manufacturing and distribution processes and related information: and (e) Other Information that the Company maintains as confidential and uses to conduct its business or gain competitive advantage. “Confidential Information” does not include information that lawfully is or has become generally known to the public other than through my breach of this Agreement. As used herein, “Company” includes its subsidiaries, affiliates and related entities.

2. Except as authorized in advance by the Company in furtherance of my employment. I will not remove from the Company’s premises any Property of the Company, including without limitation any documents or things containing any Confidential Information (collectively, “Property”). Upon the Company’s demand or the termination of my employment by the Company for any or no reason, whichever is earlier, I will immediately return to the Company all Property in my possession, custody, or control.

3. (a) I agree to assign and hereby do irrevocably and unconditionally assign to the Company or its designee, my entire right, title and interest throughout the world in and to all Inventions (as defined below) that I may, either solely or jointly with others, create, make, discover, conceive or reduce to practice during the term of my employment with the Company that (i) relate to the business or actual or demonstrably anticipated research or development of the Company, (ii) were developed using any of the equipment, supplies or facilities of the Company or any Confidential Information, or (iii) resulted from any work I performed for the Company, whether or not performed during business hours (individually and collectively, “Works”). The Company owns the sole and exclusive right, title and interest in and to any and all Works. The Company’s right, title and interest in and to the Works includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Works without any payment of any kind to me. I agree that the Works shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. To the extent that any of the Works is determined not to constitute work made for hire, or if any rights in any of the Works do not accrue to the Company as a work made for hire, my signature on this Agreement constitutes the assignment thereof (without any further consideration) to the Company pursuant to the first sentence of this Section 3(a).

(b) I will provide any assistance reasonably requested by the Company to obtain United States and foreign patents and copyright registrations covering or relating to the Works. I will execute any transfers of ownership of patents, inventions disclosed in patent applications, assignments of copyrights and copyright applications or other proprietary rights transferred or assigned hereunder (including assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other organization). I understand that my obligations under this Section 3(b) shall survive any termination of this Agreement or of my employment by the Company, provided that the Company will compensate me at the rate of $75/hour for time actually spent performing such obligations at the Company’s request after any such termination. If the Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the Works to which any proprietary rights may apply and shall survive my death or disability.

(c) As used in this Agreement, “Inventions” means: (i) any new or useful invention, concept, art, discovery, design, development, contribution, finding or improvement, whether or not patentable or registrable under copyright or similar laws; (ii) any and all copyrightable works, in any medium of expression; (iii) any and all trade names, service marks and trademarks, including all goodwill associated therewith; (iv) any and all patentable works, including any patents, divisions, continuations, continuations in part, applications, utility applications, provisional applications, substitute applications, reexaminations, reissues and extensions; (v) any and all software (including both object and source code), works of authorship, utility models, topography rights, database rights, methods, processes, manufacturing techniques and trade secrets; (vi) any other intellectual property or proprietary rights anywhere in the world; (vii) any and all related know-how and rights to obtain, register, perfect and enforce any right or interest in any of (i) through (vi); and (viii) the right to sue for past infringement in connection with any right or interest in any of (i) through (vii).

4. Notwithstanding the provisions of Section 3, I do not assign or agree to assign any Inventions made by me prior to my employment with the Company without the use of any Confidential Information, which Inventions, if any, are identified on Exhibit A to this Agreement (the “Separate Works”). I represent and warrant that I have no rights in any Inventions other than the Inventions specified on Exhibit A. If I do not list any Inventions on Exhibit A, then I acknowledge that none exist.

5. I acknowledge and agree that this Agreement is not intended to be and shall not be construed as an express or implicit contract for employment or to provide services for a specific period of time and that, unless so stated clearly in writing by a senior executive authorized by the CEO, my employment with the Company is “at-will.”

6. I acknowledge and understand that any breach by me of any of the foregoing provisions of this Agreement will cause the Company to suffer irreparable harm for which damages are an inadequate remedy and are difficult to calculate. Accordingly, I agree that the Company will be entitled, without limiting any other available legal or equitable remedies, to injunctive relief (without the need to post any bond or other security) to enforce the terms of the foregoing provisions and to prevent any breach or threatened breach of any of the same. I further agree to reimburse the Company for any costs and expenses (including but not limited to reasonable attorneys’ fees and court costs) incurred by any of them in enforcing this Agreement.

7. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts or choice of law rules.

8. This Agreement may not be amended except by written agreement executed by both me and the Company. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. This Agreement is enforceable by the Company and may be assigned or transferred by the Company. I may not assign any of my rights or obligations under this Agreement.

10. This Agreement embodies the entire agreement and understanding between the Company and me with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between us regarding these matters. The provisions of this Agreement shall survive any termination of my employment by the Company for any reason.

I acknowledge by signing below that I have read and understand the terms of this Agreement and intend to be bound thereby:

/s/ William Bayers
Signature

William Bayers
Printed Name

Date: 5/25/09

EXHIBIT A

“Separate Works”

If none, write “none”

Initial: